SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2003 (February 28, 2003)

INTERACTIVE DATA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-20311 (Commission File Number)	13-3668779 (I.R.S. Employer Identification Number)

22 Crosby Drive
Bedford, Massachusetts 01730
(Address of registrant’s principal executive offices, including zip code)

(781) 687-8500
(Registrant’s telephone number, including area code)

Item 2.    Acquisition or Disposition of Assets.

        On February 28, 2003, Interactive Data Corporation (the “Registrant”), a Delaware corporation, purchased all of the issued and outstanding capital stock of S&P ComStock, Inc., a New York corporation, and all of the right, title and interest in and to certain of the assets of The McGraw-Hill Companies, Inc., a New York corporation and parent of S&P ComStock, Inc. (“McGraw-Hill”), and certain subsidiaries of McGraw-Hill (the “Assets”) located in the United States, France, Singapore, Australia, England and Hong Kong (collectively, “ComStock”). The Assets include various computer equipment, intangible personal property and other assets relating to the real-time information service business operated by ComStock that provides worldwide financial data, news, historical information and software applications. The acquisition was completed on the terms and conditions set forth in the Stock and Asset Purchase Agreement dated January 16, 2003 by and among the Registrant, McGraw-Hill, Standard & Poor’s Information Services (Australia) Pty Ltd., an Australian corporation, McGraw-Hill International (U.K.) Ltd., a United Kingdom corporation, and McGraw-Hill International Enterprises, Inc., a New York corporation.

        The 219,780 shares of common stock of S&P ComStock, Inc. as well as the Assets were purchased by the Registrant for aggregate cash consideration of $115 million subject to net working capital adjustments (the “Purchase Price”). The Purchase Price was allocated as follows: $77,835,000 for the common stock of S&P ComStock, Inc. and $37,165,000 for the Assets. The source of funds for the Purchase Price was the Registrant’s available cash on hand.

        For a more detailed description of the acquisition, see the Stock and Asset Purchase Agreement dated January 16, 2003, attached to this Current Report on Form 8-K as an exhibit and incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

Exhibits.

Exhibit Number	Description
2.1	Stock and Asset Purchase Agreement dated as of January 16, 2003 by and among Interactive
Data Corporation, The McGraw-Hill Companies, Inc., Standard & Poor's Information Services
(Australia) Pty Ltd., McGraw-Hill International (U.K.) Ltd. and McGraw-Hill International
Enterprises, Inc. (portions of this exhibit have been omitted pursuant to a request for confidential treatment).

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 14, 2003	INTERACTIVE DATA CORPORATION (Registrant) By: /s/ Steven G. Crane Steven G. Crane Executive Vice President and Chief Financial Officer